Abercrombie & Fitch Co.
Financial Information
(Unaudited)
(in thousands, except per share data and store data)

				Fiscal 2012					Fiscal 2013
	2009 (1)	2010	2011	Q1	Q2	Q3	Q4	YTD	Q1	Q2	YTD

Net Sales	$2,928,626	$3,468,777	$4,158,058	$921,218	$951,407	$1,169,649	$1,468,531	$4,510,805	$838,769	$945,698	$1,784,467

Cost of Goods Sold	1,045,028	1,251,348	1,607,834	380,126	358,956	417,135	537,879	1,694,096	285,603	341,576	627,178

Gross Profit	1,883,598	2,217,429	2,550,224	541,092	592,451	752,514	930,652	2,816,709	553,166	604,122	1,157,289

Total Stores and Distribution Expense	1,425,950	1,589,501	1,888,248	455,732	458,085	496,942	577,167	1,987,926	449,125	471,722	920,848

Total Marketing, General and Administrative Expense	353,269	400,804	437,120	116,889	111,293	123,381	122,321	473,883	118,780	117,646	236,425

Other Operating (Income) Expense, Net	(13,533)	(10,056)	3,472	(2,584)	(1,933)	(1,154)	(13,663)	(19,333)	(818)	(4,411)	(5,228)

Operating Income (Loss)	117,912	237,180	221,384	(28,945)	25,006	133,345	244,827	374,233	(13,921)	19,165	5,244

Interest (Income) Expense, Net	(1,598)	3,362	3,577	1,089	1,546	1,584	3,069	7,288	1,628	1,750	3,378

Income (Loss) from Continuing Operations Before Taxes	119,510	233,818	217,807	(30,034)	23,460	131,761	241,758	366,945	(15,549)	17,415	1,866

Tax Expense (Benefit) for Continuing Operations	40,557	78,109	74,669	(8,729)	6,409	47,725	84,529	129,934	(8,346)	6,045	(2,301)

Net Income (Loss) from Continuing Operations	78,953	155,709	143,138	(21,305)	17,051	84,036	157,229	237,011	(7,203)	11,370	4,167

Net (Loss) Income from Discontinued Operations (Net of Taxes)	(78,699)	—	796	—	—	—	—	—	—	—	$—

Net Income (Loss)	254	155,709	143,934	(21,305)	17,051	84,036	157,229	237,011	(7,203)	11,370	$4,167

Net Income (Loss) Per Share from Continuing Operations:
Basic	$0.90	$1.77	$1.65	$(0.25)	$0.21	$1.03	$1.99	$2.89	$(0.09)	$0.15	$0.05
Diluted	$0.89	$1.73	$1.60	$(0.25)	$0.20	$1.02	$1.95	$2.85	$(0.09)	$0.14	$0.05

Net (Loss) Income Per Share from Discontinued Operations:
Basic	$(0.90)	$—	$0.01	$—	$—	$—	$—	$—	$—	$—	$—
Diluted	$(0.89)	$—	$0.01	$—	$—	$—	$—	$—	$—	$—	$—

Net Income (Loss) Per Share:
Basic	$—	$1.77	$1.66	$(0.25)	$0.21	$1.03	$1.99	$2.89	$(0.09)	$0.15	$0.05
Diluted	$—	$1.73	$1.61	$(0.25)	$0.20	$1.02	$1.95	$2.85	$(0.09)	$0.14	$0.05

Weighted-Average Shares Outstanding:
Basic	87,874	88,061	86,848	84,593	82,555	81,669	78,944	81,940	78,324	77,382	77,853
Diluted	88,609	89,851	89,537	84,593	83,441	82,522	80,554	83,175	78,324	79,267	79,709

Comparable Sales (2)				1%	(6)%	0%	(1)%	(1)%	(15)%	(10)%	(12)%

Actual Shares Outstanding	87,985	87,246	85,638	82,542	82,567	79,557	78,445	78,445	78,306	76,384	76,384

Number of Stores - End of Period	1,096	1,069	1,045	1,049	1,055	1,067	1,051	1,051	1,053	1,057	1,057

Gross Square Feet - End of Period	7,848	7,756	7,778	7,840	7,900	8,041	7,958	7,958	7,970	8,006	8,006
(1) Reported results for periods prior to Fiscal 2010 have not been restated to reflect the change in accounting principle. The change is not determinable because the information necessary to determine the weighted-average cost using the cost method prior to that year is not available.
(2) Includes comparable store and direct-to-consumer sales.